Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Realogy Holdings Corp. (formerly known as Domus Holdings Corp.) of our report dated February 22, 2013, relating to the consolidated financial statements of PHH Home Loans, LLC and Subsidiaries, appearing as an exhibit in Realogy Holding Corp.’s and Realogy Group LLC’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ ParenteBeard LLC

Philadelphia, Pennsylvania

April 9, 2013